Exhibit 5

               Opinion of Mesirov Gelman Jaffe Cramer & Jamieson.



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                     MESIROV GELMAN JAFFE CRAMER & JAMIESON




(215) 994-1000


                               February 11, 1997


SECURITIES AND EXCHANGE COMMISSION
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: EA Industries, Inc. - Registration Statement on Form S-3
         --------------------------------------------------------

Gentlemen:

     This firm is counsel to EA Industries, Inc. (the "Company"). In such capacity, we have assisted in the preparation of the Company's Registration Statement on Form S-3, ("Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering 4,648,847 shares of the Company's Common Stock ("Shares") to be sold by certain securityholders named in the Registration Statement (the "Selling Securityholders") and the 4,648,847 Preferred Stock Purchase Rights associated with such Shares. Of the 4,648,847 Shares, (i) 150,000 Shares ("Warrant Shares") are issuable by the Company to certain Selling Securityholders upon exercise of certain warrants (the "Warrants"), (ii) 2,876,000 Shares ("Additional Debenture Shares") are those additional Shares into which certain amended 9% Convertible Subordinated Debentures ("Amended Convertible Debentures") are convertible as a result of certain amendments thereto, and (iii) 1,662,847 Shares ("Additional Note Shares") are those additional Shares into which certain amended Convertible Notes (the "Amended Convertible Notes") are convertible as a result of certain amendments thereto.

     In this connection, we have made such inquiry of the Company and examined and considered the original or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation, as amended ("Certificate of Incorporation"), its By-laws, as amended, resolutions of its Board of Directors, the Warrants, Amended Convertible Debentures, Amended Convertible Notes and such other documents and corporate records relating to the Company and the issuance and sale of the Shares, as we deemed necessary or appropriate for purposes of rendering this opinion.

     Our opinions set forth below are qualified to the extent that (i) the valid issuance of the Warrant Shares, Additional Debenture Shares, and Additional Note Shares, in each case, is subject to official notice of listing of such Shares on the New York Stock Exchange, and (ii) the Warrant Shares, Additional Debenture Shares and Additional Notes Shares issuable upon exercise or conversion of the Warrants, Amended Convertible Debentures and Amended Convertible Notes, together with the number of shares of Common Stock of the Company issuable upon exercise or conversion of all other outstanding options, warrants, convertible notes and convertible debentures, exceed the number of authorized and unissued shares of Common Stock of the Company and, therefore, the Company may be required to obtain shareholder approval to amend the Company's Certificate of Incorporation to increase its authorized and unissued shares of Common Stock in an amount sufficient to cover the Warrant Shares, Additional Debenture Shares and Additional Note Shares prior to the issuance thereof.

                 1735 Market Street, Philadelphia PA 19103-7598


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SECURITIES AND EXCHANGE COMMISSION
February 11, 1997
Page Two


     Based upon the foregoing, it is our opinion that:

          1. The Warrant Shares, when issued in accordance with the terms of, and for the consideration set forth in, the Warrants, will be validly issued, fully paid and non-assessable.

          2. The Additional Debenture Shares, when issued upon conversion of the Amended Convertible Debentures in accordance with the terms of, and for the consideration set forth in, the Amended Convertible Debentures, will be validly issued, fully paid and non-assessable.

          3. The Additional Note Shares, when issued upon conversion of the Amended Convertible Notes in accordance with the terms of, and for the consideration set forth in, the Amended Convertible Notes, will be validly issued, fully paid and non-assessable.

     We hereby expressly consent to the reference to our firm in the Registration Statement under the Prospectus caption "Legal Matters," to the inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate governmental agency. Richard P. Jaffe, a partner of this firm, is the Secretary of the Company.

                                     Very truly yours,

                                     /s/ Mesirov Gelman Jaffe Cramer & Jamieson
                                     ------------------------------------------
                                     Mesirov Gelman Jaffe Cramer & Jamieson
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